Exhibit 99.1

NEWS RELEASE

Nabors Announces Second-Quarter EPS of $0.21 after net charges of $0.03 per share

Second-Quarter Highlights Include:

•                  Signed definitive agreement to combine Completion & Production Services operations with C&J Energy Services

•                  Eight new term contract awards for PACE®-X rigs bringing total to 34 rigs

•                  Secured non-core asset divestitures set to yield nearly $100 million in cash proceeds

HAMILTON, Bermuda, July 22, 2014 — Nabors Industries Ltd. (NYSE:NBR) today reported its financial results for the second quarter of 2014.  Operating revenues and earnings from unconsolidated affiliates for this quarter totaled $1.62 billion, compared to $1.50 billion in the same quarter of the prior year and $1.59 billion in the first quarter of 2014.  Net income from continuing operations was $65.7 million or $0.21 per diluted share, compared to $28.1 million or $0.08 per diluted share in the second quarter of 2013 and $49.0 million or $0.16 per diluted share in the first quarter of 2014.  The second quarter earnings per share include net charges of $0.03 per share, primarily related to losses on the sale of non-core assets or in unconsolidated businesses in the process of being divested.

Tony Petrello, Nabors’ Chairman, President & CEO, commented, “Operationally, our second quarter represented solid improvement in all of our larger segments, partially offset by the usual seasonal weakness in Canada and Alaska.  Our U.S. land operations led the way with improved pricing and a significant increase in rig activity.  Completion & Production Services recovered sharply with fewer interruptions and improving pricing and utilization.  Our International results also improved as the initial contribution of new rig startups more than compensated for the temporary suspension of several existing rigs.

“Strategically, we achieved a major objective through the signing of a definitive agreement with C&J Energy Services to combine their operations with our Completion & Production Services segment to form a leading oilfield services provider with increased critical mass, broader geographic presence and strong international potential.  I view this as one of those rare transactions where both companies’ shareholders stand to benefit in ways other than just strong accretion potential.  The combination of this segment of our business with a well-respected management team enables us to better concentrate our resources on bolstering our position as a preeminent global drilling company, while retaining the emerging upside of those operations.  Similarly, C&J immediately multiplies the size and breadth of its business, greatly expands its opportunity set, and inherits a highly capable operating team.  We anticipate the closing of the transaction to occur in the fourth quarter.

“Notably, in the second quarter we received long-term contract awards for an additional eight PACE®-X rigs in the U.S. market.  We continue to see strong demand for new rigs, both domestically and internationally, leading us to significantly increase our new rig production schedule.  We also completed the sale of four of our non-core U.S. Offshore rigs and entered into a definitive agreement to divest our Alaska oil and gas holdings.  In the aggregate these transactions are expected to yield nearly $100 million in cash proceeds.”

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Operating cash flow (EBITDA) was $416.3 million for the second quarter, compared to $355.8 million in the same quarter last year and $391.2 million in the first quarter of this year.  Adjusted income from operating activities was $133.5 million, compared to $89.6 million in the second quarter of 2013 and $109.0 million in the first quarter of 2014.

Drilling & Rig Services

Operating income in the Drilling & Rig Services business line was down approximately $5.7 million sequentially at $149.8 million.  This unit also saw a similar decrease in operating cash flow, which was $376.8 million.  These represent modest decreases considering the normal seasonal decrease in Canada and Alaska, approximating $40 million in the second quarter.  The quarter’s operating income reflects a 50% increase over the same period of last year, illustrating the strength of demand for rigs across virtually all global regions.

In North America, U.S. Drilling results showed substantial improvement in sequential income at $90.0 million despite seasonally lower results in Alaska.  This improvement was largely attributable to increases in both utilization and pricing in the Lower 48 operation that amounted to 11 rigs and $600 in daily rig margins.  The outlook remains strong with growing pad rig demand, particularly in the Permian and South Texas, as indicated by the award of eight additional PACE®-X rigs.  This brings the total number of PACE®-X rig commitments to 34 and covers all new-builds scheduled to be deployed into early next year.  AC rig utilization remains high at 95% with only one rig on standby revenue versus 11 rigs two quarters ago.

Activity in Alaska is expected to be less seasonal going forward, with increases in year-round work expected through 2016 and further upside from pending new rig awards.  Near-term Gulf of Mexico offshore activity is expected to be slower with the onset of hurricane season.  However, the intermediate term will benefit from the commencement of a large new deepwater platform drilling rig around the end of this year.

International operating income of $50.6 million continued to improve sequentially as the initial contribution from several new startups more than compensated for a temporarily lower rig count in a few areas.  Jackup rig 660 returned to work mid-quarter, but its contribution was offset by unanticipated downtime on two other smaller jackups which are expected to return to operations in the near future.  As anticipated, two platform rigs in India and six land rigs in Mexico were down for most of the quarter but have good prospects to return to work.  The Company’s bullish outlook for the near and intermediate term remains intact as new rig deployments accelerate and rates increase with contract renewals, further bolstered by the potential for additional new rig awards.

Rig Services’ operating income was $9.1 million, representing a sizable improvement in Canrig and Ryan which was partially offset by a loss in an unconsolidated affiliate.  Canrig’s backlog increased to an all-time high, roughly half of which is third-party related.

Completion & Production Services

The Completion & Production Services business line recorded operating income of $29.3 million, with operating cash flow of $85.9 million.  Although the second quarter was still impacted by weather and other

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utilization interruptions, including sand supply, results rebounded sharply from the weather-induced weakness of the first quarter.  The sequential improvements in operating income amount to $33.1 million in completion operations and $2.7 million in U.S. Production Services despite key customer budget reductions in California.  These improvements were partially offset by a $3.4 million sequential decrease in Canada due to the spring breakup.  The outlook for the completions business has improved markedly in a relatively short time as increases in demand, particularly in West and South Texas, have increased utilization to a high level.  Today this operation’s pumping calendar is fully committed into early next year, including a second 45,000 HHP dual-fuel spread which will deploy in early fourth quarter.  Price increases are being implemented in the more active markets with further price increases agreed to take effect shortly in all other regions outside of the northeast.  These increases, along with continuing cost reductions, suggest a significant improvement over the balance of this year and a strong 2015.  The long-term demographics for Production Services continue to indicate a strengthening market despite some near-term pockets of weakness.

Financial Discussion

Earnings per share for the second quarter included several items that had a net impact of $0.03 cents per diluted share. During the quarter the Company disposed of several non-core assets—barges and other rigs—that generated losses of $0.02 per share. In addition, the development of the C&J transaction led the company to redeem at a loss preferred shares relating to the Superior Well Services acquisition, with an unfavorable impact of $0.01 per share. Finally, the unconsolidated Alaska construction business, which is in the process of being divested, yielded a loss of $0.01 during the quarter. These items were all partially offset by income tax benefits related to the filing of 2013 tax returns in a foreign jurisdiction.

SG&A for the second quarter of $133.6 million was in line with the first quarter with a slight sequential reduction of $0.6 million.  Higher investment income on the sale of certain financial assets was essentially offset by a similar increase in foreign-exchange losses.  The effective tax rate during the quarter was 13.8%, primarily reflecting the above-mentioned benefits.  Capital expenditures of $458 million for the quarter were below forecast and largely associated with the construction of new and upgraded rigs.  Nonetheless, expenditures for the full-year should reach the upper end of prior guidance of $1.8 billion with the additional PACE®-X rigs and the potential for additional international awards yet this year.

William Restrepo, Nabors’ Chief Financial Officer added, “We are pleased with the progress made during this quarter and the confirmation of the trends we highlighted during our first quarter conference call. Specifically, the C&J transaction together with the sale of several rigs and E&P assets clearly demonstrate our commitment to focus our resources on those businesses where we are able to generate attractive returns on capital and that are strategically aligned with our areas of strength. Further, the profitability improvement initiatives are well under way. We are starting to see their impact on our financial results and in the cost of building our rigs. And finally, the market has improved as we expected, with higher fracturing service intensity and incremental demand for higher specification drilling assets. During the second half of the year, we expect these favorable trends to contribute to further improvement and to boost the impact of the expected acceleration in international rig deployments.”

Summary and Outlook

Petrello concluded, “It is becoming increasingly apparent that virtually every element of our business is experiencing improving fundamentals manifested through improving utilization and pricing.  Construction

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of the numerous new rigs we have in progress remains on track and within budget.  The contribution of these deployments combined with a favorable pricing environment across every market and the incremental demand for new rigs globally yield a high degree of growth visibility for the foreseeable future.  We are particularly optimistic about the growth prospects for our venture with C&J in the Completion & Production Services business.”

###

About Nabors

The Nabors companies own and operate approximately 496 land drilling rigs throughout the world and approximately 544 land workover and well servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 36 platform rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 800,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems.   Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The projections contained in this release reflect management’s estimates as of the date of the release.  Nabors does not undertake to update these forward-looking statements.

MEDIA CONTACT:

Dennis A. Smith, Director of Corporate Development & Investor Relations, +1 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

SOURCE: Nabors Industries Ltd.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2014	2013	2014	2014	2013

Revenues and other income:
Operating revenues	$1,616,981	$1,457,966	$1,589,618	$3,206,599	$2,993,444
Earnings (losses) from unconsolidated affiliates	(576)	1,360	(2,445)	(3,021)	4,255
Investment income (loss)	7,066	14,821	980	8,046	94,242
Total revenues and other income	1,623,471	1,474,147	1,588,153	3,211,624	3,091,941

Costs and other deductions:
Direct costs	1,066,495	972,310	1,061,739	2,128,234	1,967,302
General and administrative expenses	133,630	131,202	134,266	267,896	262,080
Depreciation and amortization	282,820	266,210	282,127	564,947	535,575
Interest expense	46,303	60,273	44,810	91,113	120,284
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	16,504	9,242	1,476	17,980	68,979
Total costs and other deductions	1,545,752	1,439,237	1,524,418	3,070,170	2,954,220

Income (loss) from continuing operations before income taxes	77,719	34,910	63,735	141,454	137,721

Income tax expense (benefit)	10,756	6,032	14,008	24,764	15,886

Subsidiary preferred stock dividend	1,234	750	750	1,984	1,500

Income (loss) from continuing operations, net of tax	65,729	28,128	48,977	114,706	120,335
Income (loss) from discontinued operations, net of tax	(1,032)	(26,873)	1,515	483	(19,862)

Net income (loss)	64,697	1,255	50,492	115,189	100,473
Less: Net (income) loss attributable to noncontrolling interest	(253)	(5,616)	(573)	(826)	(5,713)
Net income (loss) attributable to Nabors	$64,444	$(4,361)	$49,919	$114,363	$94,760

Earnings (losses) per share: (1)
Basic from continuing operations	$.21	$.08	$.16	$.37	$.41
Basic from discontinued operations	—	(.09)	.01	—	(.09)
Basic	$.21	$(.01)	$.17	$.37	$.32

Diluted from continuing operations	$.21	$.08	$.16	$.37	$.41
Diluted from discontinued operations	—	(.09)	—	—	(.09)
Diluted	$.21	$(.01)	$.16	$.37	$.32

Weighted-average number of common shares outstanding: (1)
Basic	297,984	294,747	296,210	297,097	293,217
Diluted	300,981	297,119	299,050	300,016	295,644

Adjusted EBITDA (2)	$416,280	$355,814	$391,168	$807,448	$768,317

Adjusted income (loss) derived from operating activities (3)	$133,460	$89,604	$109,041	$242,501	$232,742

(1)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(2)

Adjusted EBITDA is computed by subtracting the sum of direct costs and general and administrative expenses from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(3)

Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses and depreciation and amortization from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for those amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	March 31,	December
(In thousands, except ratios)	2014	2014	2013

ASSETS
Current assets:
Cash and short-term investments	$486,344	$424,767	$507,133
Accounts receivable, net	1,448,511	1,454,368	1,399,543
Assets held for sale	233,163	231,880	243,264
Other current assets	642,620	580,253	603,890
Total current assets	2,810,638	2,691,268	2,753,830
Long-term investments and other receivables	2,724	2,915	3,236
Property, plant and equipment, net	8,832,966	8,690,759	8,597,813
Goodwill	512,897	512,391	512,964
Investment in unconsolidated affiliates	60,509	63,069	64,260
Other long-term assets	216,265	226,671	227,708
Total assets	$12,435,999	$12,187,073	$12,159,811

LIABILITIES AND EQUITY
Current liabilities:
Current debt	$207	$5,296	$10,185
Other current liabilities	1,319,379	1,232,846	1,301,239
Total current liabilities	1,319,586	1,238,142	1,311,424
Long-term debt	3,956,290	3,812,476	3,904,117
Other long-term liabilities	1,078,201	1,095,998	893,905
Total liabilities	6,354,077	6,146,616	6,109,446

Subsidiary preferred stock (1)	—	69,188	69,188

Equity:
Shareholders’ equity	6,071,426	5,960,469	5,969,086
Noncontrolling interest	10,496	10,800	12,091
Total equity	6,081,922	5,971,269	5,981,177
Total liabilities and equity	$12,435,999	$12,187,073	$12,159,811

(1)         Represents subsidiary preferred stock from acquisition in September 2010.  All 75,000 outstanding shares were redeemed in June 2014.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2014	2013	2014	2014	2013

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Drilling and Rig Services:
U.S.	$532,894	$467,129	$510,476	$1,043,370	$951,902
Canada	54,861	64,789	111,621	166,482	191,656
International	391,251	351,421	375,069	766,320	672,937
Rig Services (1)	161,740	118,120	143,726	305,466	252,351
Subtotal Drilling and Rig Services (2)	1,140,746	1,001,459	1,140,892	2,281,638	2,068,846

Completion and Production Services:
Completion Services	276,639	254,016	227,899	504,538	516,154
Production Services	258,378	244,602	275,400	533,778	496,173
Subtotal Completion and Production Services (3)	535,017	498,618	503,299	1,038,316	1,012,327

Other reconciling items (4)	(59,358)	(40,751)	(57,018)	(116,376)	(83,474)
Total operating revenues and earnings (losses) from unconsolidated affiliates	$1,616,405	$1,459,326	$1,587,173	$3,203,578	$2,997,699

Adjusted EBITDA: (5)
Drilling and Rig Services:
U.S.	$206,061	$178,799	$187,637	$393,698	$363,658
Canada	14,216	18,067	40,119	54,335	63,598
International	139,336	117,491	137,991	277,327	224,005
Rig Services (1)	17,176	2,273	16,491	33,667	11,607
Subtotal Drilling and Rig Services (2)	376,789	316,630	382,238	759,027	662,868

Completion and Production Services:
Completion Services	27,614	33,479	(6,654)	20,960	80,203
Production Services	58,267	48,036	60,056	118,323	99,154
Subtotal Completion and Production Services (3)	85,881	81,515	53,402	139,283	179,357

Other reconciling items (6)	(46,390)	(42,331)	(44,472)	(90,862)	(73,908)
Total adjusted EBITDA	$416,280	$355,814	$391,168	$807,448	$768,317

Adjusted income (loss) derived from operating activities: (7)
Drilling and Rig Services:
U.S.	$89,977	$69,813	$72,494	$162,471	$147,408
Canada	225	3,895	26,160	26,385	34,413
International	50,583	32,481	48,119	98,702	53,950
Rig Services (1)	9,059	(5,383)	8,728	17,787	(4,096)
Subtotal Drilling and Rig Services (2)	149,844	100,806	155,501	305,345	231,675

Completion and Production Services:
Completion Services	(581)	6,870	(33,635)	(34,216)	24,626
Production Services	29,889	23,471	30,591	60,480	49,485
Subtotal Completion and Production Services (3)	29,308	30,341	(3,044)	26,264	74,111

Other reconciling items (6)	(45,692)	(41,543)	(43,416)	(89,108)	(73,044)
Total adjusted income (loss) derived from operating activities	$133,460	$89,604	$109,041	$242,501	$232,742

Rig activity:
Rig years: (8)
U.S.	215.3	195.8	206.6	211.0	192.8
Canada	21.6	17.4	43.8	32.6	28.6
International (9)	127.3	125.2	129.8	128.6	124.0
Total rig years	364.2	338.4	380.2	372.2	345.4
Rig hours: (10)
U.S. Production Services	210,750	224,681	209,982	420,732	436,979
Canada Production Services	28,671	28,802	41,540	70,211	76,829
Total rig hours	239,421	253,483	251,522	490,943	513,808

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(1)                     Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services. These services represent our other companies that are not aggregated into a reportable operating segment.

(2)                     Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of ($.8) million, $1.2 million and ($2.5) million for the three months ended June 30, 2014 and 2013 and March 31, 2014, respectively and ($3.3) million and $4.0 million for the six months ended June 30, 2014 and 2013, respectively.

(3)                     Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.2 million, $.2 million and $.1 million for the three months ended June 30, 2014 and 2013 and March 31, 2014, respectively and $.3 million for each of the six months ended June 30, 2014 and 2013.

(4)                     Represents the elimination of inter-segment transactions.

(5)                     Adjusted EBITDA is computed by subtracting the sum of direct costs and general and administrative expenses from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)                     Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(7)                     Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses and depreciation and amortization from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(8)                     Excludes well-servicing rigs, which are measured in rig hours.  Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates.  Rig years represent a measure of the number of equivalent rigs operating during a given period.  For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9)                     International rig years includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years during each of the three months ended June 30, 2014 and 2013 and March 31, 2014 and 2.5 years for each of the six months ended June 30, 2014 and 2013.

(10)              Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands)	2014	2013	2014	2014	2013

Adjusted EBITDA	$416,280	$355,814	$391,168	$807,448	$768,317
Less: Depreciation and amortization	282,820	266,210	282,127	564,947	535,575
Adjusted income (loss) derived from operating activities	133,460	89,604	109,041	242,501	232,742

Interest expense	(46,303)	(60,273)	(44,810)	(91,113)	(120,284)
Investment income (loss)	7,066	14,821	980	8,046	94,242
Gains (losses) on sales and disposals of long-lived assets and other income (expense), net	(16,504)	(9,242)	(1,476)	(17,980)	(68,979)
Income (loss) from continuing operations before income taxes	$77,719	$34,910	$63,735	$141,454	$137,721

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2014	2013	2014	2014	2013

Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$65,729	$28,128	$48,977	$114,706	$120,335
Less: Net (income) loss attributable to noncontrolling interest	(253)	(5,616)	(573)	(826)	(5,713)
Less: Earnings allocated to unvested shareholders	(974)	(814)	(733)	(1,707)	—
Less: Redemption of preferred shares	(1,688)	—	—	(1,688)	—
Adjusted income (loss) from continuing operations - basic and diluted	$62,814	$21,698	$47,671	$110,485	$114,622
Income (loss) from discontinued operations, net of tax	(1,032)	(26,873)	1,515	483	(19,862)
	$61,782	$(5,175)	$49,186	$110,968	$94,760

Earnings (losses) per share:
Basic from continuing operations	$.21	$.08	$.16	$.37	$.41
Basic from discontinued operations	—	(.09)	.01	—	(.09)
Total Basic	$.21	$(.01)	$.17	$.37	$.32

Diluted from continuing operations	$.21	$.08	$.16	$.37	$.41
Diluted from discontinued operations	—	(.09)	—	—	(.09)
Total Diluted	$.21	$(.01)	$.16	$.37	$.32

Shares (denominator):
Weighted-average number of shares outstanding-basic	297,984	294,747	296,210	297,097	293,217
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	2,997	2,372	2,840	2,919	2,427
Weighted-average number of shares outstanding - diluted	300,981	297,119	299,050	300,016	295,644

For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share were 5,782,273 and 11,578,175 shares during the three months ended June 30, 2014 and 2013, respectively; 7,853,509 shares during the three months ended March 31, 2014; and 6,817,891 and 12,015,219 shares during the six months ended June 30, 2014 and 2013, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting.  Restricted stock is included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered a participating security.

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